Exhibit 99.1

Chase Issuance Trust

Excess Spread Analysis

	Jun-05	May-05	Apr-05
Yield	15.82%	16.52%	15.54%
Less: Coupon	3.44%	3.34%	3.28%
Servicing Fee	1.50%	1.50%	1.50%
Net Credit Losses	5.03%	5.37%	5.10%
Excess Spread	5.85%	6.31%	5.66%

Three Month Average Excess Spread	5.94%	6.62%	6.65%

Delinquency:
30 to 59 days	1.08%	1.08%	1.12%
60 to 89 days	0.71%	0.71%	0.77%
90 + days	1.45%	1.44%	1.59%
Total	3.24%	3.23%	3.48%

Payment Rate	18.38%	19.12%	16.90%